Exhibit (a)(5)(xxxii)

Exhibit (a)(5)(xxxii)

Oracle’s Opening Statement

June 7, 2004

This is not a traditional case

The government concedes it has no case under the concentration/collusion theory that is the foundation of most merger law.

. Coordinated effects were not pleaded.

. Professor Elzinga closed the door:

“3 to 2” is About Collusion

. “When an economic approach is taken in a section 7 case, the ultimate issue is whether the challenged acquisition is likely to facilitate collusion.”

Hospital Corp. of America v. FTC

807 F.2d 1381, 1386 (7th Cir. 1986)

(Posner, J.)

Unilateral Effects Analysis is Novel

. Competition must be “localized.”

. The merging firms must be closer substitutes for each other than they are for other firms.

. This must be true for a substantial number of consumers in relation to the market.

. The merging firms’ combined market share must exceed 35%.

. Firms already in the market (e.g., SAP) must be unable to reposition to discipline pricing.

Oracle Will Prove

. The facts of this case do not present a unilateral effects issue.

. This is not a “3 to 2” merger.

. Competition from SAP and others, and strong buyer power, would prevent the unilateral exercise of market power. . In the most important competitive arenas, the merger is procompetitive and will benefit large enterprises greatly.

Is Unilateral Effects Theory Applicable?

The Unilateral Effects Concern

Theory

Reality

SAP Is Not a Weak Substitute

Theory

“Reality”

(Assuming 3-firm market)

No Repositioning Argument

Theory

. DOJ literally has no “repositioning” argument.

. Never discussed in DOJ’s Trial Brief.

. Never addressed by DOJ’s experts.

DOJ: “Not Everyone Loves SAP”

. DOJ says because random customers prefer Oracle and PeopleSoft over SAP, there is a unilateral effects problem.

. No tangible SAP product weaknesses are identified (let alone proven).

. Factors unrelated to product differentiation, such as incumbency advantages, are used to identify “vulnerable customers.”

There is no legal foundation for this theory.

“Proof” – Trial by Vignette

. Selected examples of Oracle-PeopleSoft head-to-head competition allegedly indicate a broader unilateral effects problem.

. Selected customers say they played off Oracle against PeopleSoft.

. But are there customers that played off other vendors against one another? MANY.

. Selected documents show Oracle competing against PeopleSoft.

. But are there documents showing other vendors competing head-to-head? MANY.

There Is No Unilateral Effects Issue

. SAP is a strong substitute for Oracle across the spectrum of large enterprises.

. For any given procurement, so are others.

. SAP, not PeopleSoft, causes Oracle to price most aggressively.

. Professor Hausman will so testify.

. Prof. McAfee came to the same conclusion. This is the opposite of Staples.

Market Definition

(How the government gets to a “3-to-2” merger and 35% shares.)

A Non-Starter In FMS

2002 FMS License Revenue (Gartner)

Or In HRMS

WW HR/Payroll Revenue by Top Vendor

source: IDC, 2001

Getting to DOJ’s Market (1)

. Cut out the “Mid-Market”

. DOJ focuses on the very largest corporations in the world.

. Thousands of large enterprises are excluded from the market – because they indisputably turn to other vendors.

<2000 Companies

10-15,000 Companies

Getting to DOJ’s “Market” (2)

. Cut out all non-US companies.

. Why?

. Because SAP dominates the footprints of truly global companies, especially with respect to FMS.

. In a world market, the FMS case is over.

. HRM shares also decline substantially.

Only 751 of the Forbes Global 2000 are U.S. companies.

Getting to DOJ’s “Market” (3)

. Hypothesize a distinct “high-function” product that is sold to the largest enterprises, but not to “mid-market” companies.

. There is no such product.

. The FMS and HRMS that SAP, Oracle, PeopleSoft and others sell to the top 2000 companies is the same product they sell to the top 10,000.

The “Mid-Market” strategy in the documents DOJ used is aimed at companies with less than 1,000 employees.

200 Word Market Definition

Getting to DOJ’s “Market” (4)

Choices

Process

Results

The Procurement Process

The Secret “Market”

Traditional Markets

. All products and services to which “large, complex enterprises” could turn.

. Similar products that are chosen by similar customers.

. Different technologies or approaches that capture the same business EAS vendors seek.

. Decentralized systems

. Outsourcing the business function

. “Outside options” such as keeping what one already has.

Microsoft is Pursuing Enterprises

Divisions and Subsidiaries

All Corporate Accounts

Other ERP Vendors: Lawson Software

Plaintiffs’ Own Choices

April 26, 2004

AMS Solution Selected by Department of Justice for Department-wide Financial and Procurement System

DOJ Becomes 28th Federal Entity to Choose AMS Momentum® Suite

Commonwealth of Massachusetts

State of Michigan

Recent HR Outsourcing Wins

Outsourcing is Competition

PeopleSoft’s Perspective

The Competitive Landscape

HCM Opportunities

Outsource Providers

Niche Vendors

ERP Solutions

There Are No “High-Function” Shares

Neither Professor Elzinga nor Professor McAfee were able to implement the “high-function” concept.

Even in a “3 to 2,” the Proposed Acquisition is not Anticompetitive

Does this make sense?

DOJ:

A reduction of the number of bidders from three to two will lead to higher prices for “high-function” customers.

The Market Reality:

. Large customers already choose to negotiate prices with only two vendors, sometimes one.

. They do so on the advice of consultants and system integrators that are repeat players.

. They consistently get the highest discounts and most concessions.

Sources of Customer Leverage

. Lost enterprise bids are very costly.

. Variable costs are low; lost revenue is lost profit.

. Follow-on business.

. More modules, pillars, infrastructure needs.

. Reference value.

. Control of key information.

. They can learn what is important about vendors while concealing what is important about them.

. A credible “do nothing” option.

Nothing Critical Will Change

Today Post-Merger

One or two firms negotiating

with buyer. Unchanged

Buyers with leverage that

don’t need to buy at all. Unchanged

Buyers can conceal their

reserve price and vendor

preferences. Unchanged

Seller costs of losing are

huge; price discrimination is

very risky. Unchanged

In the Most Important Competitive Arena, the Merger is Procompetitive

The Stack is What Matters

. The important competitive struggle is among Oracle, Microsoft, IBM and SAP.

PeopleSoft is Not “On the Map”

. PeopleSoft is not a player in the stack

. It lacks both the resources and the plan to become a player.

. The question is not whether PeopleSoft is acquired, but by whom.

The Acquisition is Procompetitive

. Oracle and PeopleSoft together can compete effectively against SAP, IBM and Microsoft.

. By spreading fixed R&D costs over a large base of customers, Oracle can innovate even more than it does today.

. Speculative concerns about harm to mega-corporations should not stand in the way.